Exhibit 99.1

Statement from BGC Partners Regarding Recent Stock Transactions

NEW YORK – (July 24, 2014) — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today released the following statement.

On July 21, 2014, BGC and/or its affiliates completed certain transactions involving Cantor Fitzgerald, L.P. (“CFLP” or “Cantor.”) A Form 4 was filed yesterday with the SEC that describes these purchases in detail. These transactions also triggered related filings on Form 4 by BGC’s Chairman and Chief Executive Officer, Howard W. Lutnick and an affiliate to report beneficial ownership, although the transactions were not conducted by Mr. Lutnick personally.

The net result of the transactions described in the Forms 4 is effectively as follows:

•	Certain individuals who were formerly partners of Cantor effectively sold approximately 3.1 million BGC shares and/or units.

•	BGC immediately purchased approximately 3.1 million BGC shares and/or units from Cantor.

•	BGC additionally purchased another approximately 1.9 million BGC shares from CFLP, the proceeds of which went to certain current partners of Cantor, excluding Mr. Lutnick.

•	BGC purchased these shares and/or units at an average price of $7.74, which was the closing price on the day these transactions were completed.

•	The transactions described in the Forms 4 reduced BGC’s fully diluted share count by approximately 5 million shares.

•	None of these sales included shares and/or units held personally by BGC’s Chairman and Chief Executive Officer Howard W. Lutnick or his family.

•	Mr. Lutnick did not and will not receive any proceeds from these transactions.

•	Mr. Lutnick currently does not intend to sell any BGC shares and/or units held personally or in family trusts, other than dispositions related to charitable donations.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

CONTACTS

Media:	Investors:
Hannah Sloane 212-294-7938	Jason Chryssicas 212-915-1987

Sarah Laufer 212-915-1008	Jason McGruder 212-829-4988

##